Exhibit 99.2

Covidien Announces Pricing of $1.5 Billion Senior Notes Offering

DUBLIN, Jun 21, 2010 (BUSINESS WIRE)–Covidien plc (NYSE: COV) today announced that its wholly-owned subsidiary, Covidien International Finance S.A. (CIFSA), priced an offering of $500 million aggregate principal amount of 1.875% senior notes due 2013, $400 million aggregate principal amount of 2.80% senior notes due 2015 and $600 million aggregate principal amount of 4.20% senior notes due 2020. The offering is expected to close on June 28, 2010.

The notes will be CIFSA’s senior unsecured obligations and will rank equally in right of payment with all of its existing and future senior debt, and senior to any subordinated indebtedness that CIFSA may incur. These notes are fully and unconditionally guaranteed on a senior unsecured basis by Covidien plc and its subsidiary, Covidien Ltd.

Covidien intends to use the net proceeds of this offering to finance a portion of the acquisition of ev3, Inc., which is expected to close by the end of July 2010. If the ev3 acquisition does not close prior to 5:00 p.m. (New York City time) on December 31, 2010, or if Covidien terminates the merger agreement or abandons the ev3 acquisition before that time, then CIFSA has agreed to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes (plus accrued and unpaid interest). The proceeds from the offering will be held in escrow pending release as applicable for the ev3 acquisition or the redemption described above.

Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and Goldman, Sachs & Co. are acting as joint book-running managers for the offering. The notes were offered pursuant to a shelf registration statement on Form S-3, which became automatically effective upon filing with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering may be obtained by calling Morgan Stanley & Co. Incorporated at 1-866-718-1649, Barclays Capital Inc. at 1-888-603-5847 or Goldman, Sachs & Co. at 1-866-471-2526, by mailing the Prospectus Department, 200 West Street, New York, NY 10282, by sending a facsimile to 212-902-9316 or by emailing to prospectus-ny@ny.email.gs.com.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements.Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or company actions to differ materially from what is expressed or implied by these statements. These risks and uncertainties are identified and described in more detail in Covidien plc’s filings with the SEC. The forward-looking statements speak only as of the date made, and neither Covidien plc nor CIFSA undertakes any obligation to update these forward-looking statements.

CONTACTS:

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com